Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 29, 2011 between Donegal Mutual Insurance Company, a Pennsylvania mutual fire insurance company, having its principal place of business at 1195 River Road, Marietta, Pennsylvania 17547 (the “Employer”), and Richard G. Kelley, an individual whose principal office address is 1195 River Road, Marietta, Pennsylvania 17547 (the “Executive”).

WITNESSETH:

WHEREAS, the Employer desires, by this Agreement, to provide for the continued employment of the Executive by the Employer, and the Executive agrees to the continued employment of the Executive by the Employer, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive’s continued employment by the Employer;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:

1. Employment and Term.

(a) (i) Effective August 1, 2011 (the “Effective Date”), the Employer agrees to continue to employ the Executive, and the Executive agrees to continue the Executive’s employment as, the Senior Vice President, Marietta Marketing, and Corporate Development Officer for Acquisitions and Affiliations, of the Employer (the “Position”), in accordance with the terms and subject to the conditions this Agreement sets forth.

(ii) The term of this Agreement, as the same may be extended from time to time pursuant to the provisions of this clause (ii) or otherwise, shall commence on the Effective Date and end on the third anniversary of the Effective Date, provided, however, that on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each, an “Extension Date”), the Term shall automatically extend for one additional year so that on each such succeeding Extension Date, this Agreement shall have a remaining Term of three years, unless either the Executive or the Board of Directors of the Employer (the “Board”) gives notice to the other, not less than 90 days in advance of the next succeeding Extension Date, that such automatic extensions shall terminate as of such next succeeding Extension Date, unless the Employer earlier terminates the employment of the Executive for Cause, as defined in this Agreement, or because of the death of the Executive or the Permanent Disability of the Executive, as defined in this Agreement.

(b) Notwithstanding paragraph 1(a) of this Agreement, the Employer, by action of the Board and effective as specified in a written notice thereof to the Executive in accordance with the terms of this Agreement, shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term, for Cause or other than for Cause or on account of the Executive’s death or Permanent Disability subject to the provisions of this paragraph 1.

(i) As used in this Agreement, “Cause” shall mean (A) the Executive’s willful and continued failure substantially to perform the Executive’s material duties with the Employer as set forth in this Agreement, or the commission by the Executive of any activities constituting a willful violation or breach under any material federal, state or local law or regulation applicable to the activities of the Employer or its subsidiaries and affiliates, after notice of such failure, breach or violation from the Employer to the Executive and a reasonable opportunity for the Executive to cure such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions by the Executive that cause intentional material damage to the property or business of the Employer or its subsidiaries and affiliates, (C) the Executive’s repeated absences from work such that the Executive is substantially unable to perform the Executive’s duties under this Agreement in all material respects other than for physical or mental impairment or illness or (D) the Executive’s non-compliance with the provisions of paragraph 2(b) of this Agreement after notice of such non-compliance from the Employer to the Executive and a reasonable opportunity for the Executive to cure such non-compliance.

(ii) As used in this Agreement, “Permanent Disability” shall mean a physical or mental disability of the Executive such that the Executive is substantially unable to perform those duties that the Executive would otherwise reasonably be expected to continue to perform and the Executive’s nonperformance of such duties has continued for a period of 180 consecutive days, provided, however, that in order to terminate the Executive’s employment under this Agreement on account of Permanent Disability, the Employer must provide the Executive with written notice of the Board’s good faith determination to terminate the Executive’s employment under this Agreement for reason of Permanent Disability not less than 30 days prior to such termination, and such notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3 of this Agreement. No termination of the Executive’s employment under this Agreement because of Permanent Disability shall impair any rights of the Executive under any disability insurance policy the Employer maintained at the commencement of the aforesaid 180-day period.

(c) The Executive shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term for Good Reason or without Good Reason or in the event a Change of Control occurs. As used in this Agreement, “Good Reason” shall mean (A) a material diminishment of the Executive’s Position or the scope of the Executive’s authority, duties or responsibilities this Agreement describes without the Executive’s written consent, excluding for this purpose any action the Employer does not take in bad faith and that the Employer remedies promptly following written notice thereof from the Executive to the Employer, or (B) a material breach by the Employer of its obligations to the Executive under this Agreement, provided, that with respect to any termination by the Executive for Good Reason, the Executive shall have provided the Employer with written notice within 90 days of the date on which the Employer first had actual knowledge of the existence of the Good Reason and which Good Reason shall not have been cured or otherwise rectified by the Employer in all material respects to the reasonable satisfaction of the Executive within 30 days after the Employer receives such written notice, or (C) any termination of the Executive’s employment under this Agreement without Cause.

(d) “Change of Control” shall mean (A) the acquisition of shares of Donegal Group Inc. (“DGI”) by any “person” or “group,” as Rule 13d-3 uses such terms under the Securities Exchange Act of 1934, as now or hereafter amended, in a transaction or series of transactions that result in such person or group directly or indirectly first owning after the Effective Date more than 25% of the aggregate voting power of DGI’s Class A common stock and Class B common stock taken as a single class, (B) the consummation of a merger or other business combination transaction after which the holders of the outstanding voting capital stock of DGI taken as a single class do not collectively own 60% or more of the aggregate voting power of the entity surviving such merger or other business combination transaction, (C) the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Employer, but excluding therefrom the sale and re-investment of the consolidated investment portfolio of the Employer and its subsidiaries, (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination transaction, sale of assets or contested-election of directors or any combination of the foregoing transactions or (E) the acquisition of “control” of the Employer as such term is defined in the Pennsylvania Insurance Holding Companies Act (each, a “Transaction”), the persons who constituted a majority of the members of the Board on the Effective Date and persons whose election as members of the Board received the approval of such members then still in office or whose subsequent election had been so approved prior to the date of a Transaction, but before the occurrence of an event that constitutes a Change of Control, no longer constitute such a majority of the Board then in office. A Transaction constituting a Change of Control shall be deemed only to have occurred upon the closing of the Transaction.

(e) (i) If (A) the Employer terminates the Executive’s employment under this Agreement for any reason other than for Cause and such termination occurs as of a date that is within 180 days preceding or within 180 days after the consummation of a Change of Control (with such 180-day period preceding the Change of Control and such 180-day period after the Change of Control collectively referred to in this Agreement as a “Change of Control Period”, or (B) the Employer terminates this Agreement as a result of the death or Permanent Disability of the Executive, effective as of a date within a Change of Control Period or (C) the Executive terminates the Executive’s employment under this Agreement for Good Reason, the Employer shall pay to the Executive or the Executive’s estate promptly after the event giving rise to such payment occurs, an amount equal to the sum of (x) (1) the Executive’s Base Salary, as defined in this Agreement, accrued through the date the termination of the Executive’s employment under this Agreement is effective, (2) any incentive, as defined in this Agreement, the Employer has the obligation to pay to the Executive pursuant to paragraph 3(b) of this Agreement, (3) any amounts payable under any of the Employer’s benefit plans in accordance with the terms of such plans, except as Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may otherwise require and (4) any amount in respect of excise taxes the Employer has the obligation to pay to the Executive pursuant to paragraph 1(f) of this Agreement, with such payments, rights and benefits described in clauses (x)(1), (x)(2) and (x)(3) of this Agreement being collectively referred to in this Agreement as the “Accrued Obligations,” (y) an amount equal to the aggregate premiums that the Executive would have to pay to maintain in effect throughout the period (the “Subsequent Period”) from the date of termination of the Executive’s employment under this Agreement through the remainder of the Term had the Executive remained employed, assuming no increase in insurance premium rates, the same medical, health, disability and life insurance coverage the Employer provided to the Executive immediately prior to the date of such termination (the “Benefit Obligations”) and (z) the Employer shall pay to the Executive or the Executive’s estate, as a severance payment, for two years from the date of such termination, the Executive’s annual Base Salary as of the effective date of termination of the Executive’s employment under this Agreement and any incentive paid to the Executive during the last completed fiscal year of the Employer before such termination. The Employer shall pay such amounts to the Executive in 24 equal monthly installments.

(ii) If (A) the Employer terminates the Executive’s employment under this Agreement for any reason other than for Cause effective as of a date that is not within a Change of Control Period or (B) the Executive terminates the Executive’s employment under this Agreement for Good Reason effective as of a date that is not within a Change of Control Period, the Employer shall pay the Executive, provided the Executive concurrently signs and delivers a general release in a commercially reasonable form that is mutually acceptable to the Employer and the Executive in favor of the Employer and its subsidiaries, an amount equal to the sum of (w) the Accrued Obligations, (x) the Benefit Obligations and (y) the Executive’s Base Salary as of the effective date of the termination of the Executive’s employment under this Agreement the Executive would have received had the Executive remained employed under this Agreement for the Subsequent Period. The Employer shall pay such amounts to the Executive at the same time and in the same installments had the Executive remained employed under this Agreement for the Subsequent Period.

(iii) If (A) the Employer terminates the Executive’s employment under this Agreement for Cause or because of the death or Permanent Disability of the Executive or (B) the Executive terminates the Executive’s employment under this Agreement for any reason other than Good Reason, the Executive’s death or Permanent Disability, or (C) the Employer terminates this Agreement as a result of the death or Permanent Disability of the Executive effective as of a date that is not within a Change of Control Period, the sole obligation of the Employer to the Executive under this Agreement shall be to pay the Accrued Obligations to the Executive or the Executive’s estate, provided, however, that in the event the Employer terminates the employment of the Executive under this Agreement because of the death of the Executive, the Employer shall pay to the personal representatives of the Executive an amount equal to the Executive’s Base Salary and incentive for the remainder of the Term.

(iv) No provision of this Agreement shall adversely affect any vested rights of the Executive under the Employer’s existing employee benefit plans or other plans the Employer may establish in the future; provided, however, upon the termination of the employment of the Executive as provided in this Agreement, all future vesting of the Executive’s rights under all existing and future employee benefit plans shall terminate without further action by the Employer.

(v) The Employer and the Executive intend that this Agreement be drafted and administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments to Section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Executive to payment of interest or any additional tax under Section 409A. The Employer and the Executive intend for any payments under paragraphs 1(e)(i), (ii) or (iii) to satisfy either the requirements of Section 409A or to be exempt from the application of Section 409A, and the Employer and the Executive shall construe and interpret this Agreement accordingly. In furtherance of such intent, if payment or provision of any amount or benefit under this Agreement that is subject to Section 409A at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the Employer shall postpone payment or provision of such amount or benefit to the earliest commencement date on which the Employer can make such payment or provision of such amount or benefit without incurring such additional tax. In addition, to the extent that any IRS guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the Employer and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A. Any such amendment shall have the minimum economic effect necessary and be determined reasonably and in good faith by the Employer and the Executive.

(vi) If a payment under paragraph 1(e)(i), (ii) or (iii) of this Agreement does not qualify as a short-term deferral under Section 409A or any similar or successor provisions, and the Executive is a Specified Employee, as defined in this Agreement, as of the Executive’s Termination Date, the Employer may not make such distributions to the Executive before a date that is six months after the date of the Executive’s Termination Date or, if earlier, the date of the Executive’s death (the “Six-Month Delay”). The Employer shall accumulate payments to which the Executive would otherwise be entitled during the first six months following the Termination Date (the “Six-Month Delay Period”) and make such payments on the first day of the seventh month following the Executive’s Termination Date. Notwithstanding the Six-Month Delay set forth in this paragraph 1(e)(vi):

(A) To the maximum extent Section 409A or any similar or successor provisions permit, during each month of the Six-Month Delay Period, the Employer will pay the Executive an amount equal to the lesser of (I) the total monthly severance for which paragraph 1(e)(ii) and (iii) provide or (II) one-sixth of the lesser of (1) the maximum amount that Section 401(a)(17) permits to be taken into account under a qualified plan for the year in which the Executive’s Date of Termination occurs and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employer for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s Termination Date occurs, adjusted for any increase during that year that the parties expected to continue indefinitely if the Executive’s Termination Date has not occurred ; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount the Employer have the obligation to pay to the Executive under paragraphs 1(e)(i) and (ii) of this Agreement; and

(B) To the maximum extent Section 409A, or any similar or successor provisions, permits within ten days following the Executive’s Termination Date, the Employer shall pay the Executive an amount equal to the applicable dollar amount under Section 402(g)(1)(B) for the year in which the Executive’s Termination Date occurred; provided that the amount the Employer pays under this sentence may include, and need not be in addition to, the total payment amount this Agreement requires the Employer to pay to the Executive under paragraph 1(b).

(C) For purposes of this Agreement, “Specified Employee” has the meaning given that term in Section 409A or any similar or successor provisions. The Employer’ “specified employee identification date” as described in Section 409A will be December 31 of each year, and the Employer’ “specified employee effective date” as described in Section 409A or any similar or successor provisions) will be February 1 of each succeeding year.

(f) In the event that the independent registered public accounting firm of either of the Employer or the IRS determines that any payment, coverage or benefit provided to the Executive pursuant to this Agreement is subject to the excise tax imposed by Sections 280G or 4999 or any successor provisions of Sections 280G and 4999 or any interest or penalties the Executive incurs with respect to such excise tax, the Employer, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts payable under this paragraph 1(f), upon the receipt of the payments for which this Agreement provides being no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Sections 280G and 4999 not been applicable to such payment, coverage or benefits. Except as this Agreement otherwise provides, tax counsel, whose selection shall be reasonably acceptable to the Executive and the Employer and whose fees and costs shall be paid for by the Employer, shall make all determinations this paragraph 1(f) requires.

(g) In the event that the independent registered public accounting firm of the Employer or the IRS determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax Section 409A imposes or any successor provision of Section 409A or any interest or penalties, including interest imposed under Section 409(A)(1)(B)(i)(I), the Executive incurs as a result of the application of such provision, the Employer, within 30 days of the date of such impositions, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts paid under this paragraph 1(g), being no less advantageous to the Executive than the net after tax position the Executive would have obtained had Section 409A not been applicable to such payment, coverage or benefits. Except as this Agreement otherwise provides, tax counsel, whose selection shall be reasonably acceptable to the Executive and the Employer and whose fees and costs the Employer shall pay, shall make all determinations this paragraph 1(g) requires.

(h) The Employer and the Executive shall give any notice of termination of this Agreement to the Executive or the Employer, as the case may be, in accordance with the provisions of paragraph 10.

(i) The Employer agrees to reimburse the Executive for the reasonable fees and expenses of the Executive’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.

2. Duties of the Executive.

(a) Subject to the ultimate control and discretion of the Board, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term of this Agreement as the same may be extended from time to time, the Executive shall perform all duties reasonably assigned or delegated to the Executive under the By-laws of the Employer or from time to time by the Board consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive under this Agreement, the duties of the Executive shall be performed from an office location not greater than 35 miles from Marietta, Pennsylvania.

(b) The Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement and, during the term of the Executive’s employment under this Agreement, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive’s personal time or attention, unless granted the prior permission of the respective Boards. The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest in, or the Executive’s engaging in, any business that does not compete with the business of the Employer or the Executive’s involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of the Executive’s duties under this Agreement and that a material portion of the time the Executive devotes to charitable or community activities are devoted to charitable or community activities within the Employer’s market area and further provided that such conduct complies in all material respects with applicable policies of the Employer.

(c) The Employer shall accrue earned but unused vacation in accordance with the Employer’s vacation policy.

3. Compensation. For all services the Executive renders under this Agreement:

(a) The Employer shall pay the Executive a base salary (the “Base Salary”) at the annual rate that the Executive is currently receiving from the Employers, plus such other compensation as the Employer may, from time to time, determine. The Employer shall pay such Base Salary and other compensation in accordance with the Employer’s normal payroll practices as in effect from time to time.

(b) The Employer agrees that the Executive shall be entitled to participate in the annual incentive programs of the Employer, in accordance in all material respects with applicable policies of the Employer relating to incentive compensation for executive officers, based on the objectives set forth in the Employers’ Management Incentive Plan.

(c) The compensation provided for in this paragraph 3 shall be in addition to such rights as the Executive may have, during the Executive’s employment under this Agreement or after such employment, to participate in and receive benefits from or under any benefit including, but not limited to, plans the Employer may in its discretion establish for their employees or executives, employee benefit plans and group health insurance, life insurance and disability insurance plans. To the extent the Executive incurs a tax liability as a result of any of such benefits, the Executive shall be solely responsible for such taxes.

4. Expenses. The Employer shall promptly reimburse the Executive for all reasonable expenses the Executive pays or incurs in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor.

5. Indemnification. Notwithstanding anything in the Employer’s articles of incorporation or By-laws to the contrary, the Employer shall at all times indemnify the Executive during the Executive’s employment by the Employer, to the fullest extent applicable law permits for any matter in any way relating to the Executive’s employment by the Employer or its subsidiaries; provided, however, that if the Employer shall have terminated the Executive’s employment under this Agreement for Cause, then, except to the extent otherwise required by law, the Employer shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which the Employer shall have terminated the Executive’s employment under this Agreement for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.

6. Confidential Information. The Executive understands that, in the course of the Executive’s employment by the Employer, the Executive will receive confidential information concerning the business of the Employer and that the Employer desires to protect. The Executive agrees that the Executive will not at any time during or after the period of the Executive’s employment by the Employer reveal to anyone outside the Employer, or use for the Executive’s own benefit, any such information that the Employer has designated as confidential or that the Executive understood to be confidential without specific designation by the Employer. Upon termination of the employment of the Executive under this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies of such written materials, documents and records, the Executive made or that come into the Executive’s possession during the Term and the Executive retained that contain or concern confidential information of the Employer and all other written materials the Employer furnished to the Executive for the Executive’s use during the Term, including all copies of such written materials, documents and records, whether of a confidential nature or otherwise.

7. Representation and Warranty of the Executive. The Executive represents and warrants that the Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent the Executive’s performance of the terms of this Agreement.

8. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employer and the Executive with respect to the subject matter of this Agreement, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Employer and the Executive.

9. Assignability. The services of the Executive under this Agreement are personal in nature, and the Employer may not assign its rights or obligations under this Agreement, whether by operation of law or otherwise, without the Executive’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Employer and its permitted successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and personal representatives.

10. Notice. Any notice that a party to this Agreement may give under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to the Employer or the Executive at their respective addresses stated in the preamble to this Agreement, or at such other address as either party may by similar notice designate.

11. Specific Performance. The Employer and the Executive agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Employer and the Executive shall have the right to an injunction or injunctions to prevent breaches of such paragraph 6 and to enforce specifically the terms and provisions of such paragraph 6, this being in addition to any other remedy to which the Employer or the Executive are entitled at law or in equity.

12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer upon any person or entity other than the Employer and the Executive (and the Executive’s heirs, executors, administrators and personal representatives) any rights or remedies of any nature under or by reason of this Agreement.

13. Successor Liability. The Employer shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

14. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation the Executive earns as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employer shall not be required to provide the Executive and the Executive’s eligible dependents with medical insurance coverage as long as the Executive and the Executive’s eligible dependents are receiving comparable medical insurance coverage from another employer.

15. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

16. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 16 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled to such rights.

17. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforceability of any other provision, or any part of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the Employer and the Executive as expressed in this Agreement.

18. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DONEGAL MUTUAL INSURANCE COMPANY

By	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President and Chief Executive Officer

/s/ Richard G. Kelley Richard G. Kelley